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 FORM 3
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549
                                     FORM 3
            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940

(Print or Type Responses)
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
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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
 Gerrity         Joseph        F.             Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)              AirNet Communications               (Month/Day/Year)
 (Last)         (First)     (Middle)          August 24, 2001               Corporation (ANCC)                  September 4, 2001
                                                                         ----------------------------------
 c/o AirNet Communications Corporation     ----------------------------  5. Relationship of Reporting        -----------------------
 3950 Dow Road                             3. IRS Identification            Person to Issuer                 7. Individual or Joint/
----------------------------------------      Number of Reporting           (Check all applicable)              Group Filing (Check
             (Street)                         Person, if an Entity             Director          10% Owner      applicable line)
 Melbourne          FL         32934          (Voluntary)                -----            -----                X    Form filed by
----------------------------------------   ----------------------------    X   Officer           Other       -----  One Reporting
      (City)      (State)      (Zip)                                     ----- (give      -----  (specify           Person
                                                                               title below)      below)             Form filed by
                                                                            Vice President of Finance,       -----  More than One
                                                                            Chief Financial Officer                 Reporting Person
                                                                            and Treasurer
                                                                         ----------------------------------
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                                      TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 4)
                                                                                 (Instr. 5)
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  Common Stock                                    1,000                           D
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*If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.            Page 1 (Over)
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(Form 3-07/99)
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

FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/Year)   (Instr. 4)                     Price of      Deriv-
                                                                                      Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect
                                 Exercis-  tion             Title        Number                     (I)
                                 able      Date                          of Shares                  (Instr. 5)
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Employee Stock Option
 (right to buy)                  (1)       8/17/2009   Common Stock       4,821        $ 2.39          D
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Employee Stock Option
 (right to buy)                  (2)       12/02/2009  Common Stock       4,821        $11.00          D
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Employee Stock Option
 (right to buy)                  (3)       12/18/2010  Common Stock       5,000        $ 6.0625        D
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Employee Stock Option
 (right to buy)                  (4)       1/09/2011   Common Stock       2,933        $ 4.75          D
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Explanation of Responses:
(1) The option vests in four equal annual installments beginning August 18, 2000.
(2) The option vests in four equal annual installments beginning December 3, 2000.
(3) The option vests in four equal annual installments beginning December 19, 2001.
(4) The option vests in four equal annual installments beginning January 10, 2002.

                                                                                /s/ Joseph F. Gerrity                May 2, 2002
**Intentional misstatements or omissions of facts constitute Federal Criminal   -------------------------------   ------------------
  Violations.  See 18 U.S.C. 2001 and 15 U.S.C. 78ff(a).                        **Signature of Reporting Person          Date
                                                                                  Joseph F. Gerrity
Note. File three copies of this Form, one of which must be manually signed.
  If space provided is insufficient, See Instruction 6 for procedure.

Potential person who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                                                                            Page 2
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